UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): December 20, 2016

ALTA MESA HOLDINGS, LP

(Exact name of registrant as specified in its charter)

Texas	333-173751	20-3565150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15021 Katy Freeway, Suite 400

Houston, Texas, 77094

(Address of principal executive offices)

(281) 530-0991

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 8, 2016, Alta Mesa Holdings, LP (the “Company”) issued a notice of redemption to redeem any and all of the 9.625% Senior Notes due 2018 (the “9.625% Notes”) issued by the Company and Alta Mesa Finance Services Corp. that remained outstanding following the expiration of the Company’s previously announced cash tender offer that expired on December 7, 2016.     In connection therewith, on December 8, 2016, the Company caused to be deposited, with Wells Fargo Bank, National Association, the Trustee for the 9.625% Notes (the “Trustee”),  funds sufficient to redeem any 9.625% Notes remaining outstanding on January 7, 2017 (the “Redemption Date”). The redemption payment deposit (the “Redemption Payment”) included approximately $69,925,000 of outstanding principal at a redemption price of 100% of the face amount of the 9.625% Notes, plus accrued and unpaid interest thereon to, but not including, the Redemption Date. The 9.625% Notes, which bore interest at 9.625% per year, were scheduled to mature on October 15, 2018.

On December 20, 2016, the Trustee executed a satisfaction and discharge (the “Satisfaction and Discharge”) of the Indenture relating to the 9.625 Notes, dated as of October 13, 2010 (the “Indenture”), among the Company, Alta Mesa Finance Services Corp., the subsidiary guarantors named therein and the Trustee.  The Satisfaction and Discharge, among other things, discharged the Indenture and the obligations of the Company thereunder.  Notwithstanding the Satisfaction and Discharge, certain customary provisions of the Indenture, including those relating to the compensation and indemnification of the Trustee, will survive.

The foregoing description of the Satisfaction and Discharge is not complete and is qualified in its entirety by the full text of the Satisfaction and Discharge, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.03 Material Modification to the Rights of Security Holders

The information set forth in Item 1.02 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit Number	Description

4.1	Satisfaction and Discharge of Indenture, dated December 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTA MESA HOLDINGS, LP

December 22, 2016	By:	/s/ Michael A. McCabe
Michael A. McCabe, Vice President and Chief Financial Officer of Alta Mesa Holdings GP, LLC, general partner of Alta Mesa Holdings, LP